Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2010 Results, the Execution of a Drilling Rig Contract for Block 21 Offshore Angola, and the Modification of the Ensco 8503 Contract Terms

HOUSTON, TX— November 12, 2010 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $35.2 million, or $0.10 per basic and diluted share, for the three months ended September 30, 2010, compared with a net loss of $15.0 million, or $0.05 per pro forma basic and diluted share, for the same period in 2009.

The net loss for the third quarter included seismic and exploration costs of approximately $20 million for seismic acquisition and interpretation for Cobalt’s Gulf of Mexico prospects and for force majeure costs related to equipment and services associated with Cobalt’s North Platte #1 exploratory well operations that were suspended as a result of the Gulf of Mexico Drilling Moratorium.  Force majeure costs for the first nine months of the year totaled approximately $13 million, in-line with a previous estimate of approximately $15 million for 2010.

Cash expenditures for the quarter were approximately $29 million.  Cobalt currently estimates it will spend between $35 to $45 million in the fourth quarter 2010, bringing estimated full-year 2010 expenditures between $140 to $150 million compared to Cobalt’s previous estimate of between $150 to $170 million.  The cash, cash equivalents and investments at the end of third quarter were approximately $917 million.  This excludes approximately $330 million designated for future operations held in escrow and letters of credit.  In addition, the balance of the TOTAL drilling fund for Gulf of Mexico activities at the end of the third quarter was approximately $200 million.  Cobalt has no short or long-term debt.

Cobalt today also announced its execution of a Drilling Rig Contract with Diamond Offshore Drilling Inc. for use of the Ocean Confidence drilling rig.  Cobalt plans to use this rig to drill the first two wells on Block 21 in the deepwater offshore Angola. Cobalt has an option to drill up to two additional wells. The Ocean Confidence rig has a base operating rate of $360,000 per day.  Cobalt anticipates the rig to be mobilized to Angola in the first quarter, 2011, depending upon when the current operator of the rig concludes its drilling operations.

Cobalt also announced an important modification of its contract with Ensco for the 8503 drilling rig.  The amendment provides for a substantially reduced day rate in the event that the rig is unable to work due to continued permitting delays in the Gulf of Mexico.

Cobalt’s Chairman and Chief Executive Officer, Joseph H. Bryant, said “The execution of the Ocean Confidence Rig Contract is an important step in advancing our exploration program in the deepwater offshore Angola.  We worked closely with Sonangol and the Block 21/09 contractor group to design a drilling program according to acceptable safety standards.  With respect to our modification of the 8503 contract, we felt it best to hedge our exposure to any further delays in recommencing our Gulf of Mexico drilling program.”

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s exploration program, operations activity, and third quarter results.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853, or for international callers, (201) 612-7415. The passcodes for the replay are account number 3055 and access code 358104. The replay will be available until November 26, 2010.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors—Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Consolidated Statement of Operations Information (Unaudited):

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	20,178	7,457	30,180	6,224
Dry hole expense and impairment	2,852	—	42,593	—
General and administrative	12,343	7,510	34,047	22,418
Depreciation and amortization	216	148	593	442
Total operating costs and expenses	35,589	15,115	107,413	29,084
Operating income (loss)	(35,589)	(15,115)	(107,413)	(29,084)
Other income (expense):
Interest income (expense), net	407	128	733	404
Total other income (expense)	407	128	733	404
Net income (loss) before income tax	(35,182)	(14,987)	(106,680)	(28,680)
Income tax expense	—	—	—	—
Net income (loss)	$(35,182)	$(14,987)	$(106,680)	$(28,680)

Weighted average common shares outstanding	349,781,588		349,048,660
Basic and diluted income (loss) per share	$(0.10)		$(0.31)

Net income (loss) as reported		(14,987)		(28,680)
Pro forma income tax expense		—		—
Pro forma management fees		642		1,925
Pro forma net income (loss) applicable to common shareholders		$(14,345)		$(26,755)

Pro forma weighted average common shares outstanding(1)		272,341,239		270,921,039
Pro forma basic and diluted income (loss) per share(2)		$(0.05)		$(0.10)

(1) Pro forma basic earnings (loss) per share was calculated by dividing pro forma net income (loss) applicable to common shareholders by the pro forma weighted average number of common shares outstanding for the three and nine months ended September 30, 2009.  Pro forma net income or loss applicable to common shares reflects net income (loss) as reported and gives effect to (1) an adjustment for income taxes as if Cobalt was subject to taxation for the entire period and (2) an adjustment to remove management fees paid to Cobalt’s former private equity owners that terminated at the time of the IPO.

(2) The pro forma weighted average shares outstanding used in the computation of pro forma basic and diluted income (loss) per share has been computed taking into account the conversion ratio at the time of the IPO of all partnership units into shares of common stock, including vested shares of restricted stock, as if the conversion occurred as of the beginning of the period.

Consolidated Balance Sheet Information (Unaudited):

	September 30, 2010	December 31, 2009
	(in thousands, except share data)
Cash and cash equivalents	$378,635	$1,093,100
Short-term investments	478,323	—
Total current assets	914,335	1,153,946
Total property, plant and equipment	465,916	471,612
Restricted deposits	338,285	186,547
Long-term investments	60,000	—
Total assets	1,793,060	1,812,105
Total current liabilities	46,579	70,523
Total stockholders’ equity (349,930,741 and 340,517,583 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively)	1,746,481	1,741,582
Total liabilities and stockholders’ equity	1,793,060	1,812,105

Consolidated Statement of Cash Flows Information (Unaudited):

	For Nine Months Ended September 30,
	2010	2009
	(in thousands)
Net cash provided by (used in):
Operating activities	$(95,835)	$(63,634)
Investing activities	(719,886)	282,776
Financing activities	101,256	42,676

Contacts

Investor Relations:

John  P. Wilkirson

Chief Financial Officer

+1 (713) 452-2322

Media Relations:

Lynne L. Hackedorn

Vice President, Government, Public Affairs, Land

+1 (713) 579-9115